Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-160078, 333-160079, 333-90880, 333-64549 and 333-56121) and in the Registration Statement on Form S-3 (Nos. 333-158112 and 333-174852) of W. P. Carey & Co. LLC of our report dated March 30, 2011 relating to the financial statements and financial statement schedules of Corporate Property Associates 16—Global Incorporated (“CPA®:16 — Global”) included in the Form 10-K of CPA®:16 — Global for the year ended December 31, 2010, which is incorporated by reference in this Current Report on Form 8-K/A of W.P. Carey & Co. LLC dated May 2, 2011.

/s/ PricewaterhouseCoopers LLP

New York, NY

December 23, 2011